Exhibit 10.18
XENOPORT, INC.
AMENDED AND RESTATED RIEFLIN EMPLOYMENT AGREEMENT
     This Amended and Restated Rieflin Employment Agreement (the “Agreement”) is entered into as of November 7, 2007, by and between XenoPort, Inc. (the “Company”), and William J. Rieflin (“Executive”).
     Whereas the Company and Executive entered into that certain Rieflin Employment Agreement, dated as of June 18, 2004, to provide certain terms and conditions with respect to the employment of Executive to serve as President of the Company (the “2004 Agreement”); and
     Whereas, the Company and Executive now wish to amend and restate the 2004 Agreement in its entirety to make the Agreement compliant with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations issued thereunder.
     Now, Therefore, in consideration of the foregoing and the provisions and mutual promises herein contained, the parties hereby agree as follows:
     1. Duties and Scope of Employment.
          (a) Effective Date. Executive will commence employment with the Company on the “Effective Date,” which shall be the later of (i) August 31, 2004 or (ii) one month following the closing of the acquisition of Tularik Inc. by Amgen Inc. In the event that the closing of the acquisition of Tularik Inc. by Amgen Inc. does not occur by September 30, 2004, this Agreement automatically shall be deemed rescinded and terminated (with no obligations due by either party) by both the Company and Executive, unless both the Company and Executive provide written authorization to the contrary.
          (b) Positions and Duties. As of the Effective Date, Executive will serve as President of the Company. Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”). These duties will initially include responsibility for all aspects of the following operations of the Company: legal (including intellectual property), corporate development, business strategy, business development, human resources, facilities, information technology, and environmental, health and safety. The Board may modify Executive’s job title and duties, in a manner consistent with Executive’s training and experience, as it deems necessary and appropriate in light of the Company’s needs and interests from time to time. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
          (c) Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Notwithstanding the foregoing, during the Employment Term, Executive will be permitted to serve (i) as a consultant to Amgen Inc. with respect to Tularik Inc. matters and (ii) as a member of up to two boards of directors; provided, however, that such outside activities will be permitted only to the extent that they do not interfere or conflict with Executive’s performance of his duties to the Company, as reasonably determined by the Board.
     2. At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.
     3. Compensation.
          (a) Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $275,000.00 as compensation for his services (the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s salary will be subject to review and adjustments will be made based upon the Company’s standard practices.
          (b) Bonus. Executive will be entitled to participate in any bonus plan adopted by the Company for its employees or executive officers on such terms as the Board may determine in its discretion, including the existing XenoPort, Inc. Bonus Plan. Executive’s target bonus under the terms of such Bonus Plan for 2004 equals twenty-five percent (25%) of his Base Salary.
          (c) Restricted Stock Grant. Subject to approval of the Board, Executive will be issued 200,000 shares of the Company’s Common Stock (the “Restricted Stock”) at an issue price per share equal to the par value of $0.001 per share of such Common Stock, payable by Executive at the time of issuance, pursuant to the terms of the Company’s standard restricted stock purchase agreement (the “Purchase Agreement”). In the event Executive’s services to the Company terminate for any reason (i) on or prior to the six-month anniversary of the Effective Date, the Company will have the right to repurchase one hundred percent (100%) of the Restricted Stock at the per share par value price paid by Executive, or (ii) after such six-month anniversary but on or prior to the one-year anniversary of the Effective Date, the Company will have the right to repurchase fifty percent (50%) of the Restricted Stock at the per share par value price paid by Executive; provided, however, that if Executive’s services to the Company are (1) terminated by the Company without Cause (as defined below) or (2) terminated by Executive for Good Reason (as defined below), during either of the periods described in clause (i) or (ii) above, the Company shall not have the right to repurchase any of the Restricted Stock. The delivery of a stock certificate representing any applicable vested portion of the Restricted Stock following a termination of Executive’s services to the Company will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company and Executive. No certificate representing such vested shares will be delivered until the separation agreement and release agreement becomes effective.

          (d) Gross-Up Payment. In connection with the grant to Executive of the Restricted Stock, Executive shall be entitled to receive an additional cash payment (a “Gross-Up Payment”) from the Company, or the Company shall pay such amount on Executive’s behalf to the applicable government agency, in the sole discretion of the Company, in an aggregate amount sufficient to pay (i) Executive’s applicable federal and state personal income tax liability on the initial value of the Restricted Stock (the “Primary Payment”), (ii) Executive’s applicable federal and state personal income tax liability on the Primary Payment (the “Secondary Payment”) and (iii) Executive’s applicable federal and state personal income tax liability on the Secondary Payment; provided, however, in no event shall the total Gross-Up Payment exceed $68,000. Executive shall provide the Company with such documentation as it reasonably requests to confirm the appropriate amount of such Gross-Up Payment and to process the payment thereof.
          (e) Stock Options. Subject to approval of the Board, Executive will be granted the following stock options, each of which will be, to the extent possible under the $100,000 rule of Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code): (i) a stock option to purchase 300,000 shares of the Company’s Common Stock (as adjusted for stock splits, stock dividends and similar events) (the “First Option”), which will vest monthly as to 1/48th of the shares subject to the First Option, so that the First Option will be fully vested four (4) years from the Effective Date, subject to Executive’s continued service to the Company through the relevant vesting dates and (ii) a stock option to purchase 400,000 shares of the Company’s Common Stock (as adjusted for stock splits, stock dividends and similar events) (the “Second Option”), which, subject to the accelerated vesting provisions set forth herein, will cliff vest in full on the four-year anniversary of the Effective Date, subject to Executive’s continued service to the Company through the relevant vesting dates; provided, however, that (1) fifty percent (50%) of the shares subject to the Second Option will accelerate and vest on the earlier to occur of the filing by the Company of its first registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, (the “Registration Statement Filing”) or the closing of a Major Transaction (as defined below), and (2) fifty percent (50%) of the shares subject to the Second Option will accelerate and vest at the time the Company first achieves a market capitalization of $500 million (as reasonably determined by the Board prior to the date on which the Company’s Common Stock is first traded on a national stock exchange or quotation system, or if the Company’s Common Stock is so traded, then based on the closing sale price of the Company’s Common Stock on such exchange or system). The First Option and Second Option will have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant as determined by the Board in its sole discretion and will be subject to the terms, definitions and provisions of the Company’s 1999 Stock Plan (the “Option Plan”) and the related stock option agreements by and between Executive and the Company (the “Option Agreements”), all of which documents are incorporated herein by reference.
          (f) Loan. The Company will permit Executive to early exercise the First Option and Second Option pursuant to restricted stock purchase agreements and to pay the applicable exercise price (as of the date hereof estimated to be approximately $315,000, based on the current fair market value of the Company’s Common Stock) with a full recourse promissory note that is further secured by a pledge of the Company’s Common Stock owned by Executive (the “Loan”). The Loan, including principal and outstanding interest thereon, will be payable by Executive at the earlier of (i) immediately upon Executive’s termination of services to the Company or (ii) immediately prior to the Registration Statement Filing. The Loan will be reflected in appropriate promissory note and security agreement documentation, all of which documents are incorporated herein by reference.
          (g) Additional Restricted Stock Grant. Subject to approval of the Board, Executive will be issued 700,000 shares of the Company’s Common Stock (the “Additional Restricted Stock”) at an issue price per share equal to the par value of $0.001 per share of such Common Stock, payable by Executive at the time of issuance, pursuant to the terms of the Company’s standard restricted stock purchase agreement (the “Additional Purchase Agreement”). In the event Executive’s services to the Company terminate for any reason, the Company will have the right to repurchase the Additional Restricted Stock at the per share par value price paid by Executive; provided, however, that the Company’s right of repurchase shall lapse with respect to 1/48th of the Additional Restricted Stock monthly, so that the Additional Restricted Stock will be fully vested four (4) years from the Effective Date, subject to Executive’s continued service to the Company through the relevant vesting dates.
          (h) Severance Payment. If, prior to the four-year anniversary of the Effective Date, Executive’s services to the Company are (1) terminated by the Company without Cause (as defined below) or (2) terminated by Executive for Good Reason (as defined below), Executive will be entitled to receive a lump-sum severance payment in an amount calculated as described in the following sentence (the “Severance Payment”). At the Effective Date, the Severance Payment will initially equal $141,435, which amount will decrease at a rate of 1/48th of such initial amount per month following the Effective Date until the Severance Payment would equal zero at the four-year anniversary of the Effective Date. Notwithstanding anything to the contrary set forth herein, in the event that: (x) the shares of Additional Restricted Stock purchased by Executive become fully vested prior to the four-year anniversary of the Effective Date (pursuant to the Change of Control Agreement (as defined below) or otherwise), then Executive will not be entitled to any Severance Payment described in this Section 3(h); or (y) Executive is entitled to receive a credit or other reimbursement from the Internal Revenue Service for taxes paid by Executive on the Additional Restricted Stock, the Severance Payment described in this Section 3(h) shall be reduced on a dollar-for-dollar basis to the extent of such credit or reimbursement. The delivery of the Severance Payment following a termination of Executive’s services to the Company will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to the Company and Executive. No portion of the Severance Payment will be delivered until such separation agreement and release agreement becomes effective.
          If Executive becomes entitled to receive any Severance Payment pursuant to this Section 3(h), the lump-sum payment shall be paid to Executive no later than fifteen (15) days from the date of Executive’s termination of employment and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. Notwithstanding the foregoing, Executive agrees that the Severance Payment, if any, shall be paid in accordance with Section 409A of the Code to the maximum extent permitted by such provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment be delayed until six (6) months after the Executive’s termination of employment if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code at the time of such termination.

     4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
     5. Vacation. Executive will be entitled to paid vacation time in accordance with the Company’s vacation policy (including, without limitation, its policy relating to maximum accrual), with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.
     6. Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
     7. Change of Control Agreement. At the Effective Date, Executive and the Company entered into the Change of Control Agreement in the form attached as Exhibit A to the 2004 Agreement (the “2004 Change of Control Agreement”). Effective as of the date hereof, Executive and the Company shall enter into the Change of Control Agreement in the form attached hereto as Exhibit A (the “2007 Change of Control Agreement”). The Company and Executive agree that the 2007 Change of Control Agreement supersedes the 2004 Change of Control Agreement and the 2004 Change of Control Agreement shall be deemed terminated upon execution of the 2007 Change of Control Agreement. Effective as of the date hereof, all references to the “Change of Control Agreement” in this Agreement shall be deemed to refer to the 2007 Change of Control Agreement.
     8. Additional Definitions.
          (a) Cause. For purposes of this Agreement, “Cause” has the meaning set forth in Section 5 of the Change of Control Agreement.
          (b) Good Reason. For the purposes of this Agreement, “Good Reason” has the meaning set forth in Section 5 of the Change of Control Agreement.
          (c) Major Transaction. For the purposes of this Agreement, “Major Transaction” means a transaction approved by the Board with respect to gabapentin or baclofen.
     9. Confidential Information. Executive agrees to enter into the Company’s standard Employee Proprietary Information Agreement (the “Proprietary Information Agreement”) upon commencing employment hereunder.
     10. Non-Solicitation. Until the date one (1) year after the termination of Executive’s employment with the Company for any reason, Executive agrees not, either directly or indirectly, to solicit, induce, attempt to hire, recruit, encourage, take away, hire any employee of the Company or cause an employee to leave his employment either to work for Executive or for any other entity or person. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the scope of this covenant.

     11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
     12. Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
XenoPort, Inc.
3410 Central Expressway
Santa Clara, CA 95051
Attn: Chief Executive Officer
If to Executive:
at the last residential address known by the Company.
     13. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
     14. Arbitration.
          (a) General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, will be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the

Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.
          (b) Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator will issue a written decision on the merits. Executive also agrees that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive will pay the first $125.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator will administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules will take precedence.
          (c) Remedy. Except as provided by the Rules, arbitration will be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.
          (d) Availability of Injunctive Relief. In addition to the right under the Rules to petition the court for provisional relief, Executive agrees that any party may also petition the court for injunctive relief where either party alleges or claims a violation of this Agreement or the Confidentiality Agreement or any other agreement regarding trade secrets, confidential information, nonsolicitation or Labor Code §2870. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.
          (e) Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.
          (f) Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.
     15. Integration. This Agreement, together with the Purchase Agreement, the Option Plan, the Option Agreements, the Loan, the Additional Purchase Agreement, the 2007 Change of Control Agreement and the Proprietary Information Agreement, represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the 2004 Agreement and the 2004 Change of Control Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
     16. Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
     17. Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
     18. Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
     19. Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
     20. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
     21. Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
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     IN WITNESS WHEREOF, each of the parties has executed this Amended and Restated Rieflin Employment Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

XENOPORT, INC.

By:	/s/ Ronald W. Barrett

Ronald W. Barrett, PhD
Chief Executive Officer

EXECUTIVE:

/s/ William J. Rieflin

William J. Rieflin
[SIGNATURE PAGE TO AMENDED AND RESTATED
RIEFLIN EMPLOYMENT AGREEMENT]

Exhibit A
2007 Change of Control Agreement